SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 8, 2012 (February 2, 2012)

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	94-1585250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4927 Calloway Drive
Bakersfield, California 93312
(Address of principal executive office)

Issuer's telephone number:  661-864-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

On February 2, 2012, Tri-Valley Corporation (the “Company”) and TVC OPUS 1 Drilling Program, L.P. (“Opus”), of which the Company is the managing partner, each received a subpoena issued by the staff of the Securities and Exchange Commission  (“SEC”) seeking documents and data for the period from January 1, 2002 to the present, relating to their  financial condition, results of operations, transactions, activities, business, and offer and sale of securities of the Company and Opus.  The SEC staff is conducting a non-public fact-finding inquiry into possible violations of the federal securities laws, and this investigation does not represent a conclusion by the staff that there have been any violations of the federal securities laws nor whether the staff would conclude that any enforcement action is appropriate.  The Company is cooperating with the staff's request and is in the process of responding to the subpoena.  The Company has consulted with the independent special committee of Opus partners on this matter.  The Company is unable to predict what action, if any, might be taken in the future by the SEC or its staff as a result of the matters that are the subject of these subpoenas or what impact, if any, the cost of responding to this staff inquiry might have on the Company’s consolidated financial position, results of operations, or cash flows.

The Company’s cooperation with the SEC in its inquiry is consistent with the Company’s decision to address and resolve various legacy issues of the Company and Opus.  The Company continues to evaluate and intends to pursue claims against those responsible for such issues where it is cost-effective to do so.  The Company continues to work cooperatively with the Opus special committee, established by the Company for the purpose of resolving those issues arising from the prior management and operation of Opus and its drilling program activities.  Once finalized, the Opus settlement and restructuring transaction will be put to a vote by the Opus investors in accordance with the Opus partnership agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date:	February 8, 2012	/s/ Maston N. Cunningham
Maston N. Cunningham, President and Chief Executive Officer